Exhibit 10.1

Zuora, Inc.
101 Redwood Shores Parkway
Redwood City, CA 94065

April 30, 2024

Scalar Gauge Fund, LP
8115 Preston Road, Suite 585
Dallas, TX 75225
Attn: Sumit Gautam

Ladies and Gentlemen:

This letter (this “Agreement”) constitutes the agreement between (a) Zuora, Inc. (the “Company”) and (b) Scalar Gauge Fund, LP (“Scalar Gauge”) and each of the other related Persons (as defined below) set forth on the signature pages to this Agreement (collectively with Scalar Gauge, the “Scalar Gauge Signatories”). The Company and the Scalar Gauge Signatories are each referred to as a “Party” and collectively referred to as the “Parties.” The Scalar Gauge Signatories and each Affiliate (as defined below) and Associate (as defined below) of each Scalar Gauge Signatory are collectively referred to as the “Scalar Gauge Group.”

1.          New Independent Director. This confirms, on behalf of the Company, that, concurrently with the execution and delivery of this Agreement, the Company’s Board of Directors (the “Board”) has expanded the size of Class I of the Board to create a vacant seat and has appointed John D. Harkey, Jr. (the “New Director”) to fill such vacancy and serve (a) as a Class I director with a term that expires at the Company’s 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”) or upon the New Director’s earlier death, resignation, disqualification or removal from office and (b) as a member of the Board’s Nominating and Corporate Governance Committee and Compensation Committee with a term that expires at 2025 Annual Meeting or upon the New Director’s earlier death, resignation, disqualification or removal.

2.          Replacement of the New Director. During the Restricted Period (as defined below) but subject to paragraph 3, if the New Director ceases to be a director for any reason, then Scalar Gauge may identify and propose a replacement therefor (and will consider in good faith any proposed replacements suggested by the Company), which the Board will, in good faith and only to the extent consistent with its fiduciary duties, accept or reject, and if there is such a rejection, Scalar Gauge will have the right to continue to identify and propose replacement candidates until a replacement is mutually agreed upon by the Board, acting in good faith and only to the extent consistent with its fiduciary duties, and Scalar Gauge, acting in good faith, and, subject to the next sentence of this paragraph 2, the Board shall appoint such mutually agreeable person (a “Replacement Director”) to serve as a Class I director in place of the New Director. Any Replacement Director must (a) be reasonably acceptable to the Board; provided that in no event will the phrase “reasonably acceptable” or anything in this paragraph 2 be construed to limit the Board’s right to exercise its fiduciary duties under applicable law; (b) be qualified to serve as a director under all applicable corporate governance policies or guidelines of the Company and the Board and applicable legal and regulatory requirements; (c) meet the independence requirements with respect to the Company of the listing rules of the New York Stock Exchange (“NYSE”) and all applicable rules of the Securities and Exchange Commission (the “SEC”), including with respect to applicable rules and regulations related to director service on certain committees; and (d) have complied with the Company’s procedures for new director candidates (including the full completion of a directors and officers questionnaire, undergoing a customary background check, and participating in interviews with the members of the Board’s Nominating and Corporate Governance Committee and the Board) and have executed and delivered the conditional resignation in the form of Exhibit C. In connection with the appointment of any Replacement Director, the Scalar Gauge Signatories will execute and deliver to the Company a certificate, for the benefit of the Company, that the representations and warranties in clauses (d) and (f) of paragraph 18 are true and correct as if made as of the time of such appointment. The appointment of the Replacement Director shall be subject to delivery of such certificate and to such representations and warranties being true and correct at such time in all material respects. Upon becoming a director, all of the provisions herein relating to the New Director shall become applicable to the Replacement Director.

3.          Termination of Certain Obligations. The Company’s obligations under paragraph 1, paragraph 2 and paragraph 4 shall immediately terminate upon the earliest of: (a) the Scalar Gauge Group no longer beneficially owning shares of the Company’s common stock (which shares are determined to be Net Long Shares (as defined below)) representing in the aggregate at least one (1) percent of the Company’s then-outstanding common stock; (b) any Restricted Person (as defined below) breaching this Agreement and such breach either being incapable of being cured or such breach not being cured (if capable of being cured) within fifteen (15) days after receipt by Scalar Gauge from the Company of written notice specifying the breach; or (c) the submission by any Restricted Person of any director nomination in connection with any meeting of the Company’s stockholders or purported action by consent in lieu of a meeting.

4.          Future Committees. Subject to Company’s corporate governance guidelines, as they may be amended from time to time (the “Guidelines”), the listing rules of NYSE, and applicable law, including those relating to fiduciary duties and conflicts of interest and independence requirements, the Board and all applicable committees of the Board will take all action necessary to ensure that each new committee of the Board formed after the date of this Agreement and during the Restricted Period and any special committee of the Board that may exist from time to time during the New Director’s term of service on the Board pursuant to this Agreement includes the New Director as one of its members, subject to (a) the New Director’s consent to join such committee, (b) the New Director not having any disabling conflicts of interest in the good faith determination of such committee and (c) the New Director’s earlier death, resignation, disqualification or removal from any such committee.

5.         Recusal. Each of the Scalar Gauge Signatories understands and agrees that the Board or any of its committees, in the exercise of its fiduciary duties, may require that the New Director be recused from any Board or committee meeting or portion thereof, to the same extent as any other member of the Board, (a) where it is necessary to preserve the Company’s attorney-client privilege or comply with law, as determined by the Company in good faith; or (b) to allow the Board to discuss material interests of the Company that may present or otherwise involve conflicts of interest, including with respect to the Company’s rights or obligations under this Agreement.

6.        Compliance with Laws and the Company Policies. Each of the Scalar Gauge Signatories acknowledges that the New Director will be governed by the same laws, policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the Board, including but not limited to the Company’s code of conduct, insider trading policy, Regulation FD policy, related party transactions policy, director resignation policy and the Guidelines, in each case in effect and as amended from time to time. The Scalar Gauge Signatories acknowledge that, unless otherwise informed by the Company in writing, (a) Restricted Persons, individually or in the aggregate, do not have the right to receive confidential information concerning the Company from the New Director; and (b) neither the Company nor the Board has authorized the New Director to share any such confidential information with any Restricted Persons.

7.          No Fiduciary Restriction. Notwithstanding anything to the contrary in this Agreement, each of the Company and the Scalar Gauge Signatories acknowledges that the New Director, during the term of the New Director’s service as a director of Company, will not be prohibited from acting in the New Director’s capacity as a director or from complying with the New Director’s fiduciary duties as a director of the Company (including voting on any matter submitted for consideration by the Board, participating in deliberations or discussions of the Board, and making suggestions or raising any issues or recommendations to the Board).

8.          Director Benefits. The New Director will be entitled to the same director benefits from the Company as other non-employee members of the Board in their capacities as such, including (a) compensation for such directors’ service as a director and reimbursement of such director’s expenses on the same basis as all other non-employee directors of the Company; (b) equity-based compensation grants and other benefits, if any, on the same basis as all other non-employee directors of the Company; and (c) the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of the Company as such rights may exist from time to time.

9.          Voting Commitment. During the Restricted Period, at each annual or special meeting of the Company’s stockholders (including any adjournments, postponements or other delays thereof), and in connection with any purported action by written consent in lieu of a meeting, the Scalar Gauge Signatories will cause all Voting Securities (as defined below) that are beneficially owned by any Restricted Person to be (a) present for quorum purposes, if applicable; and (b) voted or consented (i) in favor of the election of each person nominated by the Board for election as a director; and (ii) in accordance with the Board’s recommendation on any proposal or resolutions that is not a proposal or resolution to approve or adopt an Extraordinary Transaction (as defined below); provided, that in the event that Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) (including any successors thereof) issue a voting recommendation that differs from the voting recommendation of the Board with respect to any proposal submitted to shareholders at a shareholder meeting (other than with respect to the election of directors to the Board, the removal of directors from the Board, the size of the Board or the filling of vacancies on the Board), the members of the Scalar Gauge Group shall be permitted to vote in accordance with any such recommendation of ISS or Glass Lewis (including any successors thereof).

10.         Standstill. During the Restricted Period, each of the Scalar Gauge Signatories shall not, and shall cause the other Restricted Persons not to, in any way, directly or indirectly, alone or in concert with others, absent prior express written authorization on behalf of the Board (in each case, except as expressly permitted by this Agreement):

(a)          with respect to the Company or the Voting Securities, (i) make, participate in or knowingly encourage any “solicitation” (as such term is used in the proxy rules of the SEC, including any solicitations of the type contemplated by Rule 14a-2(b) promulgated under the Securities Exchange Act of 1934 (the “Exchange Act)) of proxies or consents with respect to the election or removal of directors or any other matter or proposal with respect to the Company; (ii) become a “participant” (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies or consents; (iii) seek to advise, knowingly encourage, instruct or knowingly influence any Person, or knowingly assist any Person in so encouraging, advising, instructing or influencing any Person, with respect to the giving or withholding of any proxy, consent or other authority to vote or act (other than such encouragement, advice or influence that is consistent with the Scalar Gauge Signatories’ voting obligations pursuant to paragraph 9 in connection with such matter, if applicable); or (iv) initiate, knowingly encourage or participate, directly or indirectly, in any “vote no,” “withhold” or similar campaign;

(b)          with respect to the Company or the Voting Securities, initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC, including any solicitations of the type contemplated by Rule 14a-2(b) promulgated under the Exchange Act) Company’s stockholders for the approval of any shareholder proposal, whether made pursuant to Rule 14a-4 or Rule 14a-8 promulgated under the Exchange Act, or otherwise, or cause or encourage any Person to initiate or submit any such shareholder proposal;

(c)          (i) communicate with the Company’s stockholders or others pursuant to Rule 14a-1(l)(2)(iv) promulgated under the Exchange Act; or (ii) conduct any nonbinding referendum or hold a “stockholder forum”;

(d)          other than as expressly permitted under and contemplated by paragraph 2 with respect to a Replacement Director, (i) seek, alone or in concert with others, election or appointment to, or representation on, the Board; (ii) nominate or propose the nomination of, or recommend the nomination of, or encourage any Person to nominate or propose the nomination of or recommend the nomination of, any candidate to the Board; or (iii) seek, alone or in concert with others, or encourage any Person to seek, the removal of any director;

(e)          (i) propose to call or seek to call, or purport to call or seek to call, a special meeting of stockholders of the Company, (ii) propose to act or seek to act, or purport to act, by written consent in lieu of a meeting of the stockholders of the Company, or (iii) make a request for any stockholder list or other records of the Company, including under Section 220 of the Delaware General Corporation Law or other statutory or regulatory provisions providing for stockholder access to books and records;

(f)          other than solely with other Restricted Persons with respect to Voting Securities now or subsequently owned by them, (i) form, join (whether or not in writing), knowingly encourage, advise or participate in or act in concert with a partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act, with respect to any Voting Securities; (ii) deposit any Voting Securities into a voting trust, arrangement or agreement; or (iii) subject any Voting Securities to any voting trust, arrangement or agreement (other than granting proxies in solicitations approved by the Board);

(g)          (i) initiate, participate in, or make any offer or proposal (with or without conditions), seek to offer, propose to effect, cause or participate in, any way in any tender offer, exchange offer, merger, amalgamation, consolidation, acquisition, business combination, spin off, split off, recapitalization, restructuring, liquidation, dissolution, or similar extraordinary transaction involving the Company, any of its subsidiaries or any of their respective securities or assets (each, an “Extraordinary Transaction”) and any Restricted Person; (ii) solicit any Person to, on an unsolicited basis, make an offer or proposal (with or without conditions) with respect to any Extraordinary Transaction, or initiate, support or knowingly encourage any Person in making such an offer or proposal; (iii) participate in any way in, either alone or in concert with others, any Extraordinary Transaction; or (iv) comment publicly or to any Third Party on any proposal regarding any Extraordinary Transaction (it being understood that this clause (g) will not restrict any Restricted Person from (A) having ordinary-course-of-business discussions with current or potential investors in the Company that would not otherwise violate this Agreement; (B) voting in favor of or against any proposal for an Extraordinary Transaction at an annual or special meeting of the stockholders of the Company; or (C) tendering shares, receiving payment for shares or otherwise participating in any such Extraordinary Transaction on the same basis as other stockholders of the Company);

(h)          take any action in support of, or make, publicly or to any Third Party, any proposal or request that constitutes an action or attempt at: (i) controlling or changing the Board or management of the Company, including any plans or proposals to change the number or term of directors, fill any vacancies on the Board or seek to remove any director of the Board; (ii) controlling or changing the capitalization, stock repurchase programs and practices, capital allocation programs and practices, or dividend policy of the Company; (iii) controlling or changing the Company’s management, business or corporate structure; (iv) seeking to have the Company waive or make amendments or modifications to its certificate of incorporation or bylaws; (v) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (vi) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(i)          sell, offer or agree to sell to any Third Party, through swap or hedging transactions, derivative agreements or otherwise, any voting rights decoupled from the underlying Voting Securities;

(j)          engage in any short sale or similar transaction with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company and would, in the aggregate or individually, result in the Scalar Gauge Group ceasing to have a “net long position” in the Company;

(k)        other than through non-public communications among the Parties that would not reasonably be expected to trigger public disclosure obligations on the part of any Party, make or disclose any statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company or its management, policies, affairs or assets, or the Voting Securities or this Agreement, that is inconsistent with the provisions of this Agreement, including any intent, purpose, plan or proposal that is conditioned on, or that would require, the waiver, amendment, nullification or invalidation of any provision of this Agreement, or take any action that could require the Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition;

(l)          compensate or enter into any agreement, arrangement or understanding, whether written or oral, to compensate any person for his or her service as a director of Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit-sharing agreement or arrangement) or other form of compensation directly or indirectly related to Company or its securities;

(m)          other than with other Restricted Persons, enter into any negotiations, agreements (whether written or oral), arrangements or understandings with, or advise, facilitate, seek to persuade, finance, knowingly assist or encourage, any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Agreement;

(n)          acquire, offer, seek, agree or propose to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other group (including a “group” as defined pursuant to Section 13(d) of the Exchange Act), through swap or hedging transactions, or otherwise, or direct any Third Party in the acquisition of, any securities of the Company or any rights decoupled from the underlying securities of the Company that would result in the Scalar Gauge Group in the aggregate owning, controlling or otherwise having any beneficial or other ownership interest of more than 9.9 percent of the then-outstanding Voting Securities (including, for purpose of this calculation, all Voting Securities that a member of the Scalar Gauge Group has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional and including economic ownership pursuant to a cash settled call option or other derivative security, contract or instrument primarily related to the price of Voting Securities), it being understood that any holdings of securities of the Company will be on a passive basis;

(o)          make any request or submit any proposal, directly or indirectly, to amend or waive the terms of this Agreement, in each case, that is either publicly disclosed directly or indirectly by a member of the Scalar Gauge Group or would reasonably be expected to require a public announcement of such request or proposal on the part of either the Company or a member of the Scalar Gauge Group;

(p)          make any public disclosure, communication, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement, including this paragraph 10; or

(q)        other than through open market broker sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, sell, offer or agree to sell, through swap or hedging transactions or otherwise, the securities of the Company to any Third Party that, to the knowledge of any member of the Scalar Gauge Group (after due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge will be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership interest of more than 4.9 percent of the then-outstanding Voting Securities or that would increase the beneficial or other ownership interest of any Third Party who, together with its Affiliates and Associates, has a beneficial or other ownership interest of more than 4.9 percent of the then-outstanding Voting Securities (it being understood that the restrictions in this clause (q) will not apply to any Third Party that is a Schedule 13G filer and is a mutual fund, pension fund, index fund or investment fund manager with no known history of activism or known plans to engage in activism).

Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement, including the restrictions in this paragraph 10, shall prohibit or restrict any Restricted Person from (x) making any true and correct statement to the extent required by applicable legal process, subpoena or legal requirement from any governmental authority with competent jurisdiction over such Restricted Person so long as such request did not arise as a result of any action by such Restricted Person; provided that such Restricted Person will notify the Company in writing of such request as promptly as practicable to the extent permitted by applicable law; (y) communicating privately with any director or executive officer of the Company, or members of the investor relations team made available for communications involving broad-based groups of investors (including through participation in investor meetings and/or conferences), on any matter so long as such communications would not reasonably be expected to require public disclosure obligations for any party; or (z) making or sending private communications to investors or prospective investors in any Restricted Person; provided that such communications (i) are based on publicly available information; (ii) are not reasonably expected to be publicly disclosed and are understood by all parties to be confidential communications; and (iii) are not intended to circumvent the restrictions in this Agreement.

11.          Withdrawal of Nominations. The Scalar Gauge Group agrees that automatically and without any additional action by any Party, upon the execution of this Agreement by all of the Parties, each member of the Scalar Gauge Group will be deemed to have irrevocably withdrawn its nomination of candidates for election as directors of the Company set forth in its letter to the Company dated March 28, 2024, as amended and supplemented from time to time.

12.          Non-Disparagement and No Litigation.

(a)          During the Restricted Period, the Scalar Gauge Signatories will not and shall cause the Restricted Persons not to, and the Company will not, and will cause its directors, officers and employees not to, make or cause to be made any statement that disparages, calls into disrepute, slanders, impugns, defames or, casts in a negative light or otherwise damages the reputation, (a) in the case of statements by any Restricted Person: the Company, any of its respective Affiliates, Associates, subsidiaries, successors or assigns, or any of its respective current or former officers, directors, employees, stockholders, agents, attorneys, advisors or representatives, or any of its or their respective strategy, operations, performances, businesses, products or services, and (b) in the case of statements by the Company or its directors, officers or employees: any Restricted Person or any of their respective Affiliates, Associates, subsidiaries, successors or assigns, or any of its or their respective current or former officers, directors, employees, stockholders, agents, attorneys, advisors or representatives, or any of its or their respective strategy, operations, performances, businesses, products or services. This paragraph 12 will not restrict the ability of any Person to (x) comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such Person; provided that the applicable Party will notify the other Party in writing of such request as promptly as practicable to the extent permitted by applicable law; or (y) enforce the applicable Party’s rights pursuant to this Agreement.

(b)          During the Restricted Period, the Scalar Gauge Signatories will not and shall cause the Restricted Persons not to, and the Company will not, and will cause its directors, officers and employees not to, institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the other Party, its Affiliates or any of their respective current or former directors or officers (including derivative actions), except that the foregoing will not prevent any Person from (i) bringing litigation to enforce the provisions of this Agreement instituted in accordance with this Agreement; (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, the other Party or its Affiliates; (iii) bringing bona fide commercial disputes that do not in any manner relate to the subject matter of this Agreement; or (iv) responding to or complying with a validly issued legal process.  Notwithstanding anything to the contrary herein, this paragraph 12(b) shall not prohibit the Scalar Gauge Signatories from exercising statutory appraisal rights, if any, with respect to the Company.

13.          Compliance with this Agreement. Each of the Scalar Gauge Signatories will cause the Restricted Persons to comply with the terms of this Agreement and will be economically responsible for any breach of the terms of this Agreement by any Restricted Person (even if such Restricted Person is not a party to this Agreement).

14.          Expense Reimbursement. Within five (5) Business Days of the receipt of reasonable documentation, the Company will reimburse the Scalar Gauge Signatories for their reasonable and documented out-of-pocket legal and other expenses (up to a maximum of $125,000) incurred by the Scalar Gauge Signatories in connection with its nomination of director candidates, the negotiation and execution of this Agreement, and related matters. Except as set forth in the preceding sentence, all fees, costs and expenses incurred in connection with this Agreement will be paid by the Person incurring such fee, cost or expense.

15.          Public Disclosure.

(a)          Press Release. No later than May 1, 2024, the Company and Scalar Gauge will issue a joint press release in the form attached as Exhibit A (the “Press Release”). Neither the Company nor the members of the Scalar Gauge Group will make any public statements with respect to the matters covered by this Agreement or in any other filing with the SEC, any other regulatory or governmental agency, any stock exchange or in any materials that would reasonably be expected to be filed with the SEC that are inconsistent with, or otherwise contrary to, the statements in the Press Release, or speak on the record or on background with the media about the other Party or its respective Affiliates.

(b)          Form 8-K. The Company will promptly prepare and file (but not before the issuance of the Press Release) with the SEC a Current Report on Form 8-K (the “Form 8-K”) reporting the entry into this Agreement. All disclosure in the Form 8-K will be consistent with this Agreement and the Press Release. The Company will provide Scalar Gauge and its counsel with a reasonable opportunity to review and comment on the Form 8-K prior to filing, and will consider in good faith any changes proposed by Scalar Gauge or its counsel. The Form 8-K will include this Agreement as an exhibit.

16.          Definitions. As used in this Agreement, the term

(a)          “Person” will be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure;

(b)          “Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Affiliates of any Person after the date of this Agreement;

(c)          “Associate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Associates of any Person after the date of this Agreement, but will exclude any Person not controlled by or under common control with the related Person;

(d)          “beneficially own,” “beneficially owned” and “beneficial ownership” has the meaning set forth in Rule 13d-3 and Rule 13d-5(b)(1) promulgated under the Exchange Act, except that a person will also be deemed to be the beneficial owner of all shares of the Company’s capital stock which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all shares of the Company’s capital stock which such person or any of such person’s Affiliates has or shares the right to vote or dispose;

(e)          “Business Day” means any day other than a Saturday, Sunday or a day on which Federal Reserve Bank of New York is closed;

(f)          “Net Long Shares” will be limited to the number of shares of Company’s common stock that are beneficially owned by any Person that constitute such Person’s net long position as defined in Rule 14e-4 promulgated under the Exchange Act (except that for purposes of such definition, the date that the tender offer is first announced will instead refer to the date for determining or documenting such Person’s Net Long Shares and the reference to the highest tender price will refer to the market price on such date) and, to the extent not covered by such definition, reduced by any shares as to which such Person does not have the right to vote or direct the vote as of the date for determining or documenting or as to which such Person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares, it being understood that whether shares constitute Net Long Shares will be decided by the Board in its reasonable determination;

(g)          “Restricted Period” means the period from the date of this Agreement until 11:59 p.m., Pacific time, on the day that is fifteen (15) days prior to the deadline for the submission of stockholder nominations of directors and business proposals for Company’s 2025 Annual Meeting (it being understood that paragraphs 16, 17, 21 through 30 will survive the end of the Restricted Period and any termination of this Agreement).

(h)          “Restricted Persons” means the members of the Scalar Gauge Group and the principals, directors, general partners, officers, employees, agents and representatives of each member of the Scalar Gauge Group;

(i)           “Third Party” means any Person other than the Company and the Restricted Persons; and

(j)          “Voting Securities” means the shares of Company’s common stock and any other securities of Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.

17.          Interpretations. The words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” Unless the context requires otherwise, “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to in this Agreement means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. The measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). In this Agreement, where an obligation of the Company or the Board (or any committee thereof) is qualified by the phrase “subject to the exercise by the Board of its fiduciary duties under applicable law” or phrase of similar effect, compliance with such obligation shall not be required if the Board (or, in the case of an obligation that is to be fulfilled by a committee of the Board, such committee), after consultation with counsel, in good faith determines that such compliance would violate the Board’s (or, as the case may be, such committee’s) fiduciary duties under applicable law.

18.          Representations of the Scalar Gauge Group. Each of the Scalar Gauge Signatories, severally and not jointly, represents that (a) its authorized signatory set forth on the signature page to this Agreement has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind such member; (b) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such member, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) this Agreement does not and will not violate any law, any order of any court or other agency of government, its organizational documents or any provision of any agreement or other instrument to which it or any of its properties or assets is bound, or conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument to which Scalar Gauge or any of the Scalar Gauge Signatories are bound, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever; (d) it has not and will not, and no other member of the Scalar Gauge Group has or will, directly or indirectly, make any payments or enter into any agreement, arrangement or understanding to compensate any person in connection with his or her service as a director of the Company (including as a member of any committee of the Board); (e) it is the beneficial owner of the securities of the Company set forth on Exhibit B and such shares constitute all of the securities of the Company beneficially or economically owned by any member of the Scalar Gauge Group or in which any member of the Scalar Gauge Group has any interest or right to acquire, dispose or vote, whether through derivative securities, voting agreements or otherwise; (f) except as previously disclosed to the Company by the Scalar Gauge Group prior to the date of this Agreement, there is no economic relationship between any member of the Scalar Gauge Group and the New Director relating to the Company; (g) the New Director has executed and delivered to the Company the conditional resignation in the form of Exhibit C; and (h) the Scalar Gauge Signatories have, and at all relevant times shall have, the requisite power and authority to cause each Restricted Person to comply with the terms hereof applicable to such Restricted Person.

19.          Representations of Company. The Company represents that (a) its authorized signatory set forth on the signature page to this Agreement has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Company, (b) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (b) this Agreement does not require the approval of the stockholders of the Company; and (c) this Agreement does not and will not violate any law, any order of any court or other agency of government, the Company’s certificate of incorporation or bylaws, each as amended from time to time, or any provision of any agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument to which the Company is bound, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever.

20.          Board Presentation. The Board hereby agrees to provide the Scalar Gauge Signatories with two opportunities to present on topics that the Scalar Gauge Group believes in good faith relate to the best interests of the Company and its stockholders at two regularly scheduled meetings of the Board, the first between the date hereof and the three-month anniversary of the date of this Agreement and the second between the three-month anniversary of the date of this Agreement and the end of the Restricted Period. The Scalar Gauge Signatories agree to provide any presentation materials to the Board reasonably in advance of any such presentation and to design such presentation materials and presentation so that the contents thereof would not reasonably be expected to trigger public disclosure obligations on the part of any Party.

21.          Specific Performance. Each Party acknowledges and agrees that money damages may not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach of this Agreement, (a) the Party seeking specific performance will be entitled to injunctive and other equitable relief, without proof of actual damages; (b) the Party against whom specific performance is sought will not plead in defense that there would be an adequate remedy at law; and (c) the Party against whom specific performance is sought agrees to waive any applicable right or requirement that a bond be posted. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

22.          Entire Agreement; Binding Nature; Assignment; Waiver. This Agreement constitutes the only agreement between the Parties with respect to the subject matter of this Agreement and it supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement binds, and will inure to the benefit of, the Parties and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Party. Any purported transfer requiring consent without such consent is void. No amendment, modification, supplement or waiver of any provision of this Agreement will be effective unless it is in writing and signed by the affected Party, and then only in the specific instance and for the specific purpose stated in such writing. Any waiver by any Party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right to insist upon strict adherence to that term or any other term of this Agreement in the future.

23.          Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable, and this Agreement will otherwise be construed so as to effectuate the original intention of the Parties reflected in this Agreement. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

24.          Governing Law; Forum. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware. Each of the Parties (a) irrevocably and unconditionally consents to the exclusive personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any appellate court thereof (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware and any appellate court thereof will have exclusive personal jurisdiction); (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any action relating to this Agreement or otherwise in any court other than the such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 27 or in such other manner as may be permitted by applicable law, will be valid and sufficient service thereof.

25.          Waiver of Jury Trial. EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. No Party will seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

26.          Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.

27.          Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) immediately upon delivery by hand; or (d) on the date sent by email (except that notice given by email will not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this paragraph 27 or (ii) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this paragraph 27 (excluding “out of office” or other automated replies)). The addresses for such communications are as follows. At any time, any Party may, by notice given to the other Parties in accordance with this paragraph 27, provide updated information for notices pursuant to this Agreement.

If to Company:

Zuora, Inc.
101 Redwood Shores Parkway
Redwood City, CA 94065
Attn: Andrew Cohen
Email: ancohen@zuora.com

with a copy (which will not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP
3 World Trade Center
175 Greenwich Street
New York, NY 10007

Attn:	Ethan A. Klingsberg Elizabeth K. Bieber
Email:	Ethan.Klingsberg@freshfields.com Elizabeth.Bieber@freshfields.com

If to the Scalar Gauge Group:

Scalar Gauge Fund, LP
8115 Preston Road, Suite 585
Dallas, Texas 75225
Attn: Sumit Gautam
Email: sumit@scalargauge.com

with a copy (which will not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attn:    Andrew Freedman
Email:  afreedman@olshanlaw.com

28.          Representation by Counsel. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts of this Agreement exchanged among the Parties will be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

29.          Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more textually-identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or by an electronic signature service (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

30.          Headings. The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

31.          Rights of Scalar Gauge Group upon Certain Board Determinations.

(a)          If,  as a result of the exercise by the Board of its fiduciary duties under applicable law and not as a result of either any breach of this Agreement by a Scalar Gauge Signatory or any limitation on the obligations of the Company under paragraph 2 (except to the extent that such limitation is expressly specified in paragraph 2 as being based on the right of the Board to take or refrain from taking action so that the Board may have the flexibility to comply with its fiduciary duties), a Replacement Director is not appointed to fill a vacancy pursuant to paragraph 2, then:

(i)          the Company shall notify the Scalar Gauge Group in writing of such development as promptly as practicable, and in any event within one (1) Business Day thereafter; and

(ii)          following the delivery of such notification to the Scalar Gauge Group, notwithstanding any provision of this Agreement, the members of the Scalar Gauge Group (and their Affiliates and Associates) shall be permitted to (A) seek the election of a nominee who would have qualified as a Replacement Director but for the limitations on the obligations of the Company under paragraph 2 that are expressly specified in paragraph 2 as being based on the right of the Board to take or refrain from taking action so that the Board may have the flexibility to comply with its fiduciary duties (a “Specified Director”), as a director of the Company, and engage in a solicitation of proxies with respect to the election of the Specified Director as a director of the Company (collectively, the “Specified Director Solicitation”), (B) make statements and announcements, and otherwise engage in communications with stockholders of the Company and others, in support of the election of the Specified Director and the Specified Director Solicitation, and the Scalar Gauge Group shall not be subject to the obligations and restrictions set forth in paragraph 10 of this Agreement in connection therewith, and (C) vote some or all of the Voting Securities that they beneficially own and over which they have voting power for the election of the Specified Director (in lieu of one of the nominees recommended by the Board, which nominee may be determined by the members of the Scalar Gauge Group in their sole discretion).

(b)          If, as a result of the exercise by the Board (or a committee thereof) of its fiduciary duties under applicable law, the Board (or such committee) determines to take an action that would otherwise be prohibited by, or to refrain from taking an action that would otherwise be required by, paragraph 4 of this Agreement, then:

(i)          the Company shall notify the Scalar Gauge Group in writing of such determination as promptly as practicable, and in any event within one (1) Business Day thereafter; and

(ii)          upon the delivery of such notification to the Scalar Gauge Group, the members of the Scalar Gauge Group (and their Affiliates and Associates) will cease to be bound by, and will no longer be subject to, the obligations and restrictions set forth in paragraphs 9 and 10 of this Agreement.

[Signature page follows.]

Very truly yours,

ZUORA, INC.

By:	/s/ Tien Tzuo
Name:	Tien Tzuo
Title:	Chief Executive Officer

[Signature Page to Cooperation Agreement]

ACCEPTED AND AGREED as of the date written above:

SCALAR GAUGE FUND, LP
By:	Scalar Gauge GP, LP, its general partner

By:	/s/ Sumit Gautam
Name:	Sumit Gautam
Title:	Managing Member

SCALAR GAUGE GP, LP

By:	/s/ Sumit Gautam
Name:	Sumit Gautam
Title:	Managing Member

SG SPV IV, LP
By:          SG SPV IV GP, LLC, its general partner

By:	/s/ Sumit Gautam
Name:	Sumit Gautam
Title:	Managing Member

SG SPV IV GP, LLC

By:	/s/ Sumit Gautam
Name:	Sumit Gautam
Title:	Managing Member

SCALAR GAUGE MANAGEMENT, LLC

By:	/s/ Sumit Gautam
Name:	Sumit Gautam
Title:	Managing Member

SUMIT GAUTAM

By:	/s/ Sumit Gautam

[Signature Page to Cooperation Agreement]

EXHIBIT A

Form of Press Release

EXHIBIT B

Securities Holdings

Name	Class	Series	Number
Scalar Gauge Fund, LP	A	--	1,329,360
Scalar Gauge GP, LP	A	--	1,329,360
SG SPV IV, LP	A	--	930,617
SG SPV IV GP, LLC	A	--	930,617
Scalar Gauge Management, LLC	A	--	5,158,119
Sumit Gautam	A	--	5,158,119

EXHIBIT C

Conditional Resignation

The undersigned confirms, for the benefit of the Zuora, Inc., that his resignation from service on the board of directors of the Company and all committees of the board is hereby submitted, subject to the occurrence of the event specified in paragraph 3(c) of the Cooperation Agreement between the Scalar Gauge Signatories (as defined therein) and Zuora, Inc. and the acceptance by the board of directors of this resignation after the occurrence of such event specified in such paragraph 3(c).